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                                                                  EXHIBIT 3.139



                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            BOWHUNTER MAGAZINE, INC.

                                    ARTICLE I

     The name of this Corporation is Bowhunter Magazine, Inc.

                                   ARTICLE II

     The registered office of this Corporation is located at c/o C T Corporation System, 1635 Market Street, Philadelphia. PA 19103.

                                   ARTICLE III

     This Corporation shall be organized on a stock share basis. This Corporation is authorized to issue an aggregate total of 1,000 shares, all of which shall be designated Common Stock, having a par value of $.01 per share.

                                   ARTICLE IV

     This Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

                                    ARTICLE V

     No shareholder of this Corporation shall have any cumulative voting rights.

                                   ARTICLE VI

     No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

                                   ARTICLE VII

     The name of the directors of the Corporation are James A. Alcott, David C. Cox and Christopher M. Little.

                                  ARTICLE VIII

     No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a


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director unless (i) the director has breached or failed to perform the duties of his office under the Pennsylvania Statutes; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This Article shall not apply to: (A) the responsibility or liability of a director pursuant to any criminal statute; or (B) the liability of a director for the payment of taxes pursuant to Federal, State or local law.